Exhibit 3.39

STATE of DELAWARE

CERTIFICATE OF FORMATION

OF

XTI LLC

The undersigned desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., and hereby states as follows:

ARTICLE I

The name of the limited liability company formed hereby is XTI LLC.

ARTICLE II

The address of the Company’s registered agent in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of June, 2004.

/s/ Joshua M. Aronson
Joshua M. Aronson
Authorized Person